EXHIBIT 5

HART & HART, LLC
ATTORNEYS AT LAW
1624 Washington Street
Denver, CO 80203
William T. Hart, P.C.	________	Email: harttrinen@aol.com
Will Hart	(303) 839-0061	Facsimile: (303) 839-5414

January 24, 2020

CEL-SCI Corporation
8229 Boone Blvd., Suite 802
Vienna, Virginia 22182

This letter will constitute an opinion upon the legality of the sale by CEL-SCI Corporation, a Colorado corporation, of up to 3,500,000 shares of the Company’s common stock, all as referred to in the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and such shares when sold, will be legally issued, fully paid, and non-assessable.

Very truly yours,

HART & HART

By /s/ William T. Hart
                William T. Hart